JPMORGAN TRUST I
JPMORGAN TRUST II
UNDISCOVERED MANAGERS FUNDS
JPMORGAN INSURANCE TRUST
J.P. MORGAN FLEMING MUTUAL FUND GROUP, INC.
J.P. MORGAN MUTUAL FUND GROUP
J.P. MORGAN MUTUAL FUND INVESTMENT TRUST
UM INVESTMENT TRUST
JPMORGAN INSTITUTIONAL TRUST
PACHOLDER HIGH YIELD FUND, INC.

                      SECRETARY'S CERTIFICATE


      The undersigned hereby certifies that he is the Secretary of JPMorgan Trust I, JPMorgan Trust II, Undiscovered Managers Funds, JPMorgan Insurance Trust, J.P. Morgan Fleming Mutual Fund Group, Inc., J.P. Morgan Mutual Fund Group, J.P. Morgan Mutual Fund Investment Trust, UM Investment Trust, JPMorgan Institutional Trust, and Pacholder High Yield Fund, Inc. (the "Trusts"); that the following is a true and correct copy of the resolutions approving the amount and form of the fidelity bond adopted by vote of a majority of the members of the Board of Trustees/Directors of the Trusts, including a majority of the Trustees/Directors who are not interested persons of the Trusts (within the meaning of Section 2(a)(19) of the Investment Company Act of 1940 Act, as amended) on the 30th day of July, 2009 and that said resolutions are in full force and effect:


      RESOLVED, that it is the finding of the Trustees of JPMorgan Trust I, JPMorgan Trust I, Undiscovered Managers Funds, JPMorgan Insurance Trust, J.P. Morgan Fleming Mutual Fund Group, Inc., J.P. Morgan Mutual Fund Group, J.P. Morgan Mutual Fund Investment Trust,
UM Investment Trust, JPMorgan Institutional Trust and Pacholder
High Yield Fund,Inc., (collectively, the "Trusts") and separately the finding of the Independent Trustees that the proposed Fidelity Bond written by St.Paul Fire and Marine Insurance Company (the "Bond") in the aggregate.amount of $12,925,000, covering, among others, officers and employees of the Trusts, in accordance with the requirements of Rule 17g-1 promulgated by the Securities and Exchange Commission under Section 17(g) of the Investment Company Act of
1940, as amended, is reasonable in form and amount, after having given due consideration to, among other things, the value of the aggregate assets of each of the Funds that are series of the Trusts to which any person covered under the Bond may have access, the type and terms of the arrangements made for the custody and safekeeping of assets of the Trusts, the number of other parties named as insured parties under the Bond and the nature of the business activities of other parties;

      FURTHER RESOLVED, that the premium paid by the Trusts under the Bond be, and hereby is, approved and ratified by the Trustees and separately by the Independent Trustees after having given due consideration to, among other things, the number of other parties insured under the Bond, the nature of the business activities of those other parties, the amount of the Bond and the extent to which the share of the maximum premium allocated to each Trust under the Bond is no more than the premium that such Trust would have had to pay had it maintained a single insured bond;

     FURTHER RESOLVED, that the Bond be, and hereby is, approved and ratified by a vote of a majority of the Trustees and separately by the Independent Trustees;

      FURTHER RESOLVED, that the agreement on behalf and among the Trusts,in substantially the form furnished to the Trustees, as required by Rule 17g-1, with the other named insureds under the Bond providing that in the event any recovery is received under the Bond as a result of a loss sustained by a Trust and also by one or more of the other named insureds,that the Trust shall receive an equitable and proportionate share of the recovery, but in no event less than the amount it would have received had it provided and maintained a single insured bond with the minimum coverage required by paragraph
(d) (1) of the aforementioned Rule 17g-1 is hereby approved and ratified;

      FURTHER RESOLVED, that the appropriate officers of the Trusts be,and they hereby are, authorized and directed to prepare, execute and file such amendments and supplements to the aforesaid agreement, and to take such other action as may be necessary or appropriate in order to conform to the provisions of the Investment Company Act of 1940, as amended, and the rules and regulations thereunder;

     FURTHER RESOLVED, that the Secretary of the Trusts shall file the Bond with the Securities and Exchange Commission and give notice required under paragraph (g) of the aforementioned Rule 17g-1.

      FURTHER RESOLVED, that the appropriate officers of the Trusts be,and each of them singly hereby is, authorized to make any and all payments and to do any and all other acts, in the name of the Trusts and on the Trusts' behalf, as they, or any of them, may determine to be necessary or desirable and proper in connection with or in furtherance of the foregoing resolutions.

Dated this 13 day of August, 2009.



/s/ Frank J. Nasta
Frank J. Nasta
Secretary